UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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HAWKINS, INC.
(Name of Registrant as Specified in its Charter)
__________________________________________________________
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HAWKINS, INC.
2381 Rosegate
Roseville, Minnesota 55113
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held August 4, 2016
To our Shareholders:
The Annual Meeting of Shareholders of Hawkins, Inc. will be held at the Midland Hills Country Club, 2001 Fulham Street, Roseville, Minnesota on Thursday, August 4, 2016, at 3:00 p.m., Central Time, for the following purposes:
1. To elect nine directors.
2. To advise in a non-binding vote to approve the compensation of our executive officers as disclosed in the attached proxy statement, or a “say-on-pay” vote.
3. To transact such other business as may properly come before the meeting or any adjournment thereof.
The Board of Directors has fixed the close of business on June 13, 2016 as the record date for determining the shareholders entitled to vote at the Annual Meeting. Accordingly, only shareholders of record at the close of business on that date will be entitled to vote. Our transfer books will not be closed.

BY ORDER OF THE BOARD OF DIRECTORS

RICHARD G. ERSTAD, Secretary
Dated: July 1, 2016
IMPORTANT: To assure the necessary representation at the Annual Meeting, you are urged to SIGN AND RETURN THE ENCLOSED PROXY PROMPTLY TO SAVE THE COMPANY THE EXPENSE OF ADDITIONAL SOLICITATION. You may revoke your proxy at any time prior to its exercise, and returning your proxy will not affect your right to vote in person if you attend the Annual Meeting and revoke the proxy.

PROXY STATEMENT
HAWKINS, INC.
2381 Rosegate
Roseville, Minnesota 55113
July 1, 2016
The following proxy statement is furnished in connection with the solicitation of proxies by our Board of Directors to be voted at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held on Thursday, August 4, 2016, at the Midland Hills Country Club, 2001 Fulham Street, Roseville, Minnesota, at 3:00 p.m., Central Time, and at any adjournments of such meeting. Distribution of this Proxy Statement and proxy to shareholders began on or about July 1, 2016.
SOLICITATION
The cost of soliciting proxies and of the notices of the meeting, including the preparation, assembly and mailing of proxies and this Proxy Statement, will be borne by us. In addition to the use of the mail, proxies may be solicited personally or by telephone, mail or electronic mail by our directors, officers and regular employees. Furthermore, arrangements may be made with brokers, banks and similar organizations to send proxies and proxy materials to beneficial owners for voting instructions. We will reimburse such organizations for their expenses.
REVOCATION AND VOTING OF PROXY
Any proxy given pursuant to this solicitation and received in time for the Annual Meeting will be voted in accordance with the instructions in such proxy, unless the proxy is properly revoked prior to the meeting. Any shareholder giving a proxy may revoke it prior to its exercise at the meeting by (1) delivering a written notice expressly revoking the proxy to our Secretary at our principal executive offices, (2) signing and forwarding to us at our principal executive offices a later dated proxy, or (3) attending the Annual Meeting and casting his or her votes personally.
If you indicate on your proxy that you wish to abstain from voting, and you hold your shares in street name or your broker records abstentions, your shares will be considered present and entitled to vote at the Annual Meeting. Such shares will also count toward determining whether or not a quorum is present for the Annual Meeting. A majority of the outstanding shares of our common stock represented in person or by proxy is necessary to constitute a quorum for the transaction of business at the Annual Meeting. If a shareholder (including a broker) does not give authority to a proxy to vote, or withholds authority to vote on a certain proposal, then the shareholder’s shares will not be considered present or entitled to vote on that proposal.
If you hold your shares in street name and do not provide voting instructions to your broker, your broker has authority under New York Stock Exchange rules to vote those shares for or against “routine” proposals. Brokers cannot vote on their customers’ behalf on “non-routine” proposals such as the approval of an equity compensation plan, the election of directors or an advisory vote on executive compensation. These rules apply to us even though the shares of our common stock are traded on the NASDAQ Global Market. If a broker votes shares for which its customers have not provided voting instructions for or against a “routine” proposal, then those shares are counted for the purpose of establishing a quorum at the Annual Meeting and also will be counted for the purpose of determining the outcome of “routine” proposals. If a broker does not receive voting instructions as to a non-routine proposal, or chooses to leave shares unvoted on a routine proposal, a “broker non-vote” will occur and those shares will be counted for the purpose of establishing a quorum at the Annual Meeting, but not for determining the outcome of those proposals. Shares that are subject to broker non-votes are considered not entitled to vote on the particular proposal, and effectively reduce the number of shares needed to approve that proposal.
As of the date of this proxy statement, we know of no matters that will be presented for determination at the meeting other than those referred to in this proxy statement. If any other matters properly come before the meeting calling for a vote of shareholders, proxies in the enclosed form returned to us will be voted in accordance with the recommendation of the Board of Directors or, in the absence of such a recommendation, in accordance with the judgment of the proxy holders.

OUTSTANDING SHARES AND VOTING RIGHTS
At the close of business on June 13, 2016, the record date, there were 10,556,625 shares of our common stock, par value $0.05 per share, outstanding. The common stock is our only outstanding class of capital stock. Holders of common stock are entitled to one vote for each share held on the record date with respect to all matters that may be brought before the meeting. There is no cumulative voting for directors.

VOTE REQUIRED
Proposal One - Election of Directors: Directors are elected by a plurality of the votes cast. A plurality means that the nominees with the greatest number of “for” votes are elected as directors, up to the maximum number of directors to be chosen at the Annual Meeting. Accordingly, an abstention or failure to vote on this proposal (including a broker non-vote) will have no effect on the voting for the election of directors.

Proposal Two - Advisory Vote on Executive Compensation: We will consider our shareholders to have approved our executive compensation if the number of votes cast “for” this proposal exceed the number of votes cast “against” this proposal. Accordingly, an abstention or failure to vote on this proposal (including a broker non-vote) will have no effect on the outcome of this proposal.

PROPOSAL ONE — ELECTION OF DIRECTORS
At the Annual Meeting, nine persons are to be elected to our Board of Directors, each to hold office for the ensuing year and until his/her successor is duly elected and qualified. Our By-Laws provide for a Board of Directors of not fewer than three nor more than eleven directors. Our Board of Directors currently consists of nine directors, as established by resolution of our Board of Directors. Executed and delivered proxies will be voted for the election of all nominees unless you direct otherwise. Should any nominee decline or be unable to accept such nomination or to serve as a director (an event which our management does not now expect to occur), proxies will be voted for a substitute nominee or nominees in accordance with the best judgment of the person or persons acting under them.
Our Board of Directors has nominated James A. Faulconbridge, Patrick H. Hawkins, Duane M. Jergenson, John S. McKeon, Mary J. Schumacher, Daryl I. Skaar, Daniel J. Stauber, James T. Thompson and Jeffrey L. Wright for election to the Board of Directors.
OUR BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE ELECTION OF ALL NOMINEES FOR DIRECTOR.
Information About Our Directors
Our directors have served as our directors continuously since the year indicated below. The following information, including the principal occupation or employment of each director nominee, has been furnished to us by the respective director nominees. All positions are with our company unless otherwise noted.

Director	Principal Occupation or Employment	Age	Director Since
John S. McKeon	Chairman of the Board since 2005; Retired; President and Chief Operating Officer of ConAgra Foods, Inc. Venture Development Group from 2003 to 2005; President and Chief Operating Officer of ConAgra Foods Snack Group (formerly Golden Valley Microwave Foods, Inc.) from 1993 to 2003; President of McKeon Associates, Inc. (corporate finance consulting) from 1991 to 1993; Vice President of Northstar Industries, Inc. from 1976 to 1990.	71	1984
Patrick H. Hawkins	Chief Executive Officer since 2011; President since 2010; Business Director — Food and Pharmaceuticals from 2009-2010; Business Manager — Food and Co-Extrusion Products from 2007-2009; Sales Representative — Food Ingredients from 2002-2009; various positions with the company from 1992 to 2002.	45	2011
James A. Faulconbridge	President of Karges-Faulconbridge, Inc. (engineering and technical services) since 1996.	48	2006
Duane M. Jergenson	Retired; Vice President of Operations of Taylor Corporation from 1985 to 1999; various positions with Taylor Corporation from 1966 to 1985.	69	1996
Mary J. Schumacher	Twin Cities Habitat for Humanity — Chief Operating Officer since January 2011; Andersen Corporation — Senior Vice President and General Manager from 2008 to 2010, Senior Vice President, Research, Technology, Quality and Engineering from 2003 to 2008; various positions at Ecolab Inc. from 1992 to 2003; various positions at The Pillsbury Company from 1979 to 1992.	59	2012
Daryl I. Skaar	Retired; Vice President and Chief Procurement Officer of Lucent Technologies from 1997 to 2000; various positions at 3M from 1965 to 1997, most recently as Vice President of Purchasing and Packaging Engineering.	74	2001
Daniel J. Stauber	Chief Brand Officer for Stauber Performance Ingredients, Inc., a wholly owned subsidiary of Hawkins, Inc., since December 2015; Chief Executive Officer of Stauber from 1998 to 2015, President from 1994 to 1998 and various other positions from 1984 to 1994.	54	February 2016
James T. Thompson	Retired; Executive Vice President — Commercial of The Mosaic Company from 2004 to 2007; board member, Sims Metal Management since 2009; various positions at Cargill, Inc. from 1974 to 2004, most recently as President of Cargill Steel from 1996 to 2004.	65	2009
Jeffrey L. Wright	Retired; G&K Services — Chief Financial Officer from 1999 to 2014, Executive Vice President and Director from 2009 to 2014, Senior Vice President from 2004 to 2009, Treasurer and Secretary from 1999 to 2003; BMC Industries, Inc. — Treasurer from 1998 to 1999, Controller from 1996 to 1998; various positions at Employee Benefit Plans, Inc. from 1993 to 1996, most recently as Vice President and Treasurer; employed by Arthur Andersen & Co. from 1984 to 1993.	53	2009

There are no family relationships among any of our directors, executive officers, or director nominees.
On December 23, 2015, we entered into an employment agreement with Mr. Stauber pursuant to which he is to serve as a member of our Board of Directors through December 23, 2018, subject to the approval of the Board of Directors and the standard policies and procedures for such Board service or removal from the Board. Other than the foregoing, there are no arrangements or understandings between any director nominee and any other person pursuant to which a director nominee was selected as a director or a director nominee.
Each director nominee brings unique capabilities to our Board of Directors. The Board believes the nominees as a group have the experience and skills in areas such as general business management, corporate governance, manufacturing, finance, strategic planning and risk management that are necessary to effectively oversee our company. In addition, the Board believes that each of our directors possesses high standards of ethics, integrity and professionalism, sound judgment and a commitment to representing the long-term interests of our shareholders. The following is information as to why each nominee should serve as a director of our company:

•
Mr. McKeon has been our Chairman of the Board since 2005 and has extensive experience in management, manufacturing and corporate finance, having served as President and Chief Operating Officer of ConAgra Foods, Inc. Venture Development Group. His knowledge of our company and its business is also valuable in formulating and executing our business plans and growth strategies.

•
Mr. Hawkins has been our Chief Executive Officer since 2011. Mr. Hawkins has been with the company since 1992, giving him an intimate knowledge of our company and its business and a deep passion for our continued success.

•
Mr. Faulconbridge is a principal of Karges-Faulconbridge, Inc., an engineering and technical services firm that services a broad variety of industries, including the ethanol industry. His background provides the company with technical expertise and insight into ethanol and other industries we serve.

•
Mr. Jergenson has been on our Board since 1996. His operations management experience with Taylor Corporation, one of the largest privately held companies in the United States, provides valuable perspective and insight as our company seeks and implements growth opportunities.

•
Ms. Schumacher has extensive knowledge of the chemical industry and valuable experience in research and development, quality and business development with major corporations such as Andersen Corporation, a manufacturer of windows and doors, Ecolab Corporation, a leading supplier of cleaning and sanitizing products and services and Pillsbury Company, a food manufacturer. In addition, Ms. Schumacher holds a bachelor’s degree in chemical engineering from the University of Minnesota.

•
Mr. Stauber has extensive knowledge of the health and nutrition industry, having spent 31 years helping to build Stauber Performance Ingredients into the company we acquired in fiscal 2016, and having served as Chief Executive Officer of Stauber from 1998 to 2015. His knowledge of this business is valuable in formulating and executing our business plans and growth strategies for this new segment of our business.

•
Mr. Skaar has extensive experience in purchasing and procurement for large public companies, having served as Vice President and Chief Procurement Officer at Lucent Technologies and Vice President of Purchasing and Packing Engineering at 3M. This experience is valuable given the large number of products we must buy to operate our business.

•
Mr. Thompson has experience with major manufacturing and commodity companies, having served 30 years at Cargill, Inc., including eight years as President of Cargill Steel, and three years as Executive Vice President—Commercial for The Mosaic Company, one of the world’s leading producers and marketers of concentrated phosphate and potash. This knowledge and experience is valuable to us in our commodity chemicals business.

•
Mr. Wright has extensive public company finance and audit experience, having served as Chief Financial Officer of G&K Services, Inc. and having been employed by Arthur Andersen & Co. He also has public company board experience, previously serving as a director of G&K Services, Inc. His background provides us with valuable financial and accounting experience as well as public company board experience.

Director Independence
Our Board of Directors has determined that, of the director nominees, each of Messrs. Faulconbridge, Jergenson, McKeon, Skaar, Thompson and Wright, and Ms. Schumacher, are “Independent Directors” as that term is defined under the applicable listing standards of the NASDAQ Stock Market. Accordingly, a majority of our directors are independent.
CORPORATE GOVERNANCE
Meetings of the Board of Directors
Our Board of Directors held six meetings during the fiscal year ended April 3, 2016, hereinafter referred to as “fiscal 2016.” All then active directors attended at least 75% of the meetings of our Board of Directors and the committees on which they served. All then active directors attended our Annual Meeting of Shareholders in 2015. Our Board of Directors encourages, but does not require, director attendance at annual meetings of shareholders.
Leadership Structure of the Board of Directors
Our Board of Directors does not have a policy regarding the separation of the roles of Chief Executive Officer and Chairman of the Board, as the Board of Directors believes it is in the best interests of the company to make that determination based on the position and direction of the company and the membership of the Board. The positions of Chief Executive Officer and Chairman of the Board are not currently held by the same person. This structure allows us to more fully utilize the skills of Mr. McKeon and ensures a greater active participation of the directors in setting agendas and establishing Board priorities and procedures. Further, this structure permits our Chief Executive Officer to focus on the management of the company’s day-to-day operations.
Audit Committee
The Audit Committee, which consists of Jeffrey L. Wright (Chair), James A. Faulconbridge, Mary J. Schumacher and Daryl I. Skaar, is responsible for, among other things, selecting and appointing our independent auditors, meeting with the independent auditors and financial management to review the scope of the audit and the audit procedures, reviewing annually the responsibilities of the Audit Committee and recommending to our Board of Directors any changes to these responsibilities, and establishing and reviewing internal controls. The Audit Committee held four meetings during fiscal 2016.
Our Board of Directors has determined that all members of the Audit Committee are “independent” as that term is used in Section 10A(m) of the Securities Exchange Act of 1934 and “Independent Directors” as that term is defined under the applicable listing standards of the NASDAQ Stock Market. Our Board of Directors has determined that Messrs. Wright, Faulconbridge and Skaar, and Ms. Schumacher, are “audit committee financial experts,” as the term is defined by regulations promulgated by the Securities and Exchange Commission (SEC).
The responsibilities of the Audit Committee are set forth in the Audit Committee Charter. A current copy of the charter is available on our website (www.hawkinsinc.com).
Compensation Committee
The Compensation Committee, which currently consists of James T. Thompson (Chair), Duane M. Jergenson, Mary J. Schumacher, Daryl I. Skaar, and Jeffrey L. Wright, is responsible for establishing compensation policies for our company and for reviewing and setting compensation for our executive officers. The Compensation Committee held four meetings during fiscal 2016.
Our Board of Directors has determined that all members of the Compensation Committee are “Independent Directors” as that term is defined under the applicable listing standards of the NASDAQ Stock Market, “non-employee directors” as that term is defined in Rule 16b-3 promulgated under the Securities Exchange Act of 1934, and “outside directors” as that term is used in Section 162(m) of the Internal Revenue Code of 1986, as amended.
The Compensation Committee retained independent compensation consultant McLagan to provide the Compensation Committee with independent advice regarding industry practices for fiscal 2016. No member of the Board of Directors or any executive officer has any affiliation with McLagan. McLagan provides no other services to the company, and reports directly to the chair of the Compensation Committee. The Compensation Committee has assessed the independence of McLagan in accordance with SEC rules and has concluded that no conflict of interest exists that will prevent them from being independent consultants to the Compensation Committee. McLagan advised the Compensation Committee on the principal aspects of our executive compensation components and best practices in executive compensation and provided market information and analysis regarding the competitiveness of levels and components of total compensation for the company’s named executive officers for fiscal 2016. In determining the competitiveness of such compensation, the Compensation Committee reviewed survey data. The company does not benchmark its compensation. The Compensation Committee reviews and considers the information provided by McLagan to understand current compensation practices, levels and structures and to inform its compensation decisions, but not to establish specific compensation parameters based on such data.
The Compensation Committee also regularly consults with our Chief Executive Officer, who makes recommendations to the Compensation Committee regarding compensation of our executive officers other than the Chief Executive Officer. Additional information on the role of the compensation consultants and management in the Compensation Committee’s processes and procedures can be found in the Compensation Discussion and Analysis section below.
The responsibilities of the Compensation Committee are set forth in the Compensation Committee Charter. A current copy of the charter is available on our website (www.hawkinsinc.com).
Governance and Nominating Committee
The Governance and Nominating Committee, which consists of James A. Faulconbridge (Chair), John S. McKeon, James T. Thompson and Jeffrey L. Wright, is responsible for identifying individuals qualified to become directors and recommending nominees to our Board of Directors for election at annual meetings of shareholders and to fill vacancies, monitoring developments in director compensation and, as appropriate, developing and recommending to our Board corporate governance principles applicable to us and overseeing public policy matters and compliance with our Code of Conduct. The Governance and Nominating Committee held four meetings during fiscal 2016. The Governance and Nominating Committee evaluated potential candidates for director nomination on the basis indicated below and recommended to the Board of Directors that the director nominees included in this Proxy Statement be submitted to the shareholders for election at the upcoming Annual Meeting of Shareholders.
The responsibilities of the Governance and Nominating Committee are set forth in the Governance and Nominating Committee Charter. A current copy of the charter is available on our website (www.hawkinsinc.com).
Nominating Process
In order to maintain flexibility in its consideration of candidates, our Board of Directors does not have a formal policy regarding the consideration of any director candidates recommended by shareholders. However, the Governance and Nominating Committee would consider for possible nomination qualified nominees recommended by shareholders in compliance with our By-Laws. To make a director nomination, a shareholder should send the director candidate’s name, credentials and contact information, a signed statement consenting to his or her nomination and agreeing, if elected, to serve as a director, a completed director nominee questionnaire (available from our Secretary upon request) and the other information required by our By-Laws, to our Secretary no later than 90 days prior to the first anniversary of the preceding year’s annual meeting. The proposing shareholder should also include his or her contact information and evidence that the person submitting the nomination is a shareholder of the company. The Governance and Nominating Committee will evaluate candidates (nominated by shareholders or otherwise) based on financial literacy, knowledge of our industry or other background relevant to our needs, status as a stakeholder in our company, “independence” for purposes of compliance with Internal Revenue Service and SEC rules and NASDAQ Stock Market listing standards, and willingness, ability and availability for service. The company does not have a formal policy with regard to the consideration of diversity in identifying director nominees, but the Governance and Nominating Committee strives to nominate directors with a variety of complementary skills so that, as a group, the Board will possess the appropriate talent, skills, and expertise to oversee the company’s businesses.
Risk Oversight
The company’s management is responsible for identifying the various risks facing the company, formulating risk management policies and procedures, and managing the company’s risk exposures on a day-to-day basis. The Board of Directors is responsible for monitoring the company’s risk management processes by informing itself concerning the company’s material risks and evaluating whether management has reasonable controls in place to address the material risks. The Board is not responsible, however, for identifying or managing the company’s various risks. The Audit Committee of the Board of Directors is primarily responsible for monitoring management’s responsibility in the area of financial risk oversight, and financial risk management is a factor the Board and the Governance and Nominating Committee consider when determining which directors serve on the Audit Committee. Accordingly, management has reported to the Board of Directors and Audit Committee on various risk management matters during fiscal 2016. The Audit Committee, in turn, reports on the matters discussed at the committee level to the full Board of Directors. The Audit Committee and the Board of Directors focus on the material risks facing the company, including operational, market, liquidity, legal and regulatory risks, to assess whether management has reasonable controls in place to address these risks. The Board believes this allocation of responsibility provides an effective and efficient approach for addressing risk management.

Communications with Directors
Shareholders can contact the full Board of Directors, the independent directors as a group or any of the individual directors by writing to our Secretary at 2381 Rosegate, Roseville, Minnesota 55113. All communications will be compiled by the Secretary and submitted to the addressees on a periodic basis.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
The Audit Committee has (i) reviewed and discussed our audited financial statements for fiscal 2016 with both our management and KPMG LLP (“KPMG”); (ii) discussed with KPMG the matters required to be discussed by the applicable Public Company Accounting Oversight Board standards regarding communications with audit committees; (iii) received from KPMG the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence and discussed with KPMG its independence; and (iv) considered whether the non-audit services provided by KPMG are compatible with maintaining the independence of KPMG.
Based on the review and discussions described above, the Audit Committee recommended to our Board of Directors that our audited financial statements be included in our Annual Report on Form 10-K for fiscal 2016 for filing with the SEC.
Jeffrey L. Wright (Chair)         James A. Faulconbridge         Mary J. Schumacher Daryl I. Skaar
Audit Committee of the Board of Directors

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S FEES
The following table shows the aggregate fees charged to us by our independent registered public accounting firm, KPMG LLP, for services rendered during fiscal 2016 and fiscal 2015. The Audit Committee pre-approved all of the services described below.

Description of Fees	Fiscal 2016 Amount	Fiscal 2015 Amount
Audit fees	$563,900	$279,000
Audit-related fees (a)	71,022	—
Total	$634,922	$279,000

(a)	Includes amounts related to financial due diligence services related to the acquisition of Stauber Performance Ingredients as well as amounts related to SEC filings in connection with the transaction.
The Audit Committee’s current practice on pre-approval of services performed by our independent registered public accounting firm is to approve annually all audit services, as well as the nature and extent of specific types of audit-related, tax and other non-audit services to be provided by the independent registered public accounting firm during the year. The Audit Committee reviews each non-audit service to be provided and assesses the impact of the service on the auditors’ independence. As the need arises, other specific permitted services are pre-approved on a case-by-case basis during the year. The Audit Committee has delegated to its chair pre-approval authority between meetings of the Audit Committee. Any pre-approvals made by the chair must be reported to the Audit Committee.
COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS
Compensation Discussion and Analysis
The following discussion and analysis describes our compensation objectives and policies and the compensation awarded to the following executive officers (our “named executive officers”) during fiscal 2016:

•	Patrick H. Hawkins, Chief Executive Officer and President;

•	Kathleen P. Pepski, Vice President, Chief Financial Officer and Treasurer;

•	Richard G. Erstad, Vice President, General Counsel and Secretary;

•	John R. Sevenich, Vice President - Industrial Group; and

•	Thomas J. Keller, Vice President - Water Treatment Group.
Overview
Our executive compensation program is designed to attract and retain executives who will lead our company to achieve long-term success and growth in shareholder value. Consistent with that goal, our executive compensation is based on company, business unit and individual performance to align the interests of our executive officers with those of our shareholders and is used to encourage our executive officers to stay with the company. Our executive compensation program currently includes a mix of elements that rewards current results as well as motivates long-term performance through an appropriate balance of base pay and performance-based variable compensation. Our performance-based variable compensation consists of a short-term component that provides incentives relative to superior current business results as well as personal performance, and a long-term incentive plan that motivates long-term performance and aligns business objectives with the interests of our shareholders. During fiscal 2016, our compensation committee made no significant changes to its executive compensation policies or to the structure of our executive compensation program, having taken into account, among other things, the fact that the holders of over 95% of the shares voted at our 2015 annual meeting of shareholders approved, on an advisory basis, the compensation of our named executive officers as disclosed in the proxy statement for that annual meeting.
Our named executive officers received payouts of 97% of the targeted payout level for the corporate performance measure under our annual non-equity incentive compensation arrangement and earned 97% of the targeted number of restricted shares issuable in settlement of the performance-based restricted stock units granted for fiscal 2016 as described below. The corporate performance measure for fiscal 2016 for purposes of both the non-equity and equity-based incentive arrangements was income before income taxes, adjusted to exclude the impact of acquisitions completed during the fiscal year.
Gross profit for our Industrial segment was $38.0 million for fiscal 2016, as compared to $33.6 million for fiscal 2015. Gross profit for our Water Treatment segment was $35.5 million for fiscal 2016, as compared to $32.2 million for fiscal 2015. The Compensation Committee utilized an operational measure of business unit profitability, which includes gross profit as a component of that profitability measure, as the performance measure for the business unit performance portion of the non-equity incentive compensation arrangement. The actual performance against that operating measure was above target for the Industrial segment and below target for the Water Treatment segment. As a result, our Vice President - Industrial Group received an above-target payout, and our Vice President - Water Treatment Group received a below-target payout, under the business unit performance measures of our annual non-equity incentive compensation arrangement.
Determining Executive Compensation for Fiscal 2016
Our executive compensation program for the last fiscal year consisted of the following elements:

•	base salary,

•	annual non-equity incentive compensation,

•	annual equity awards,

•	contributions to long-term benefit plans, and

•	other benefits.
The Compensation Committee does not benchmark the total compensation or any element of compensation for our executives. It also does not apply a mechanical formula or target a specific amount relative to comparative data for any individual nor does it target a specific amount or relative weight for any component of compensation. Rather, the Compensation Committee members reviewed and considered broad-based third-party survey data to understand current compensation practices, levels and structures and thereby inform its compensation decisions, but not to establish specific compensation parameters based on such data. The data was collected by independent compensation consultant McLagan, a compensation consulting firm, which also provided the Compensation Committee with independent advice on industry practices. McLagan provided no other services to the company in fiscal 2016. The Compensation Committee did not use the information provided to it by McLagan in a formulaic manner, but instead used the information to inform its judgment regarding the appropriate levels and components of total compensation for the company’s executive officers. The Compensation Committee considered all elements of compensation together and utilized the members’ experience and judgment in determining the total compensation opportunity and mix of compensation elements appropriate for each executive officer in light of our compensation objectives.
The Compensation Committee viewed the information provided by McLagan as one of a number of tools available to the Committee in assessing executive compensation. The Compensation Committee also regularly consults with our Chief Executive Officer, who makes recommendations to the Compensation Committee regarding compensation of our executive officers other than the Chief Executive Officer. Our Chief Executive Officer participates in some of the Compensation Committee’s deliberations regarding compensation for our other executive officers, although all determinations are made by the Compensation Committee.
Elements of Executive Officer Compensation
Base Salary
We provide base salaries to our executive officers to compensate them for fulfilling their primary responsibilities and to provide financial stability. The Compensation Committee annually reviews, and adjusts as appropriate, base salaries for our executive officers. In May 2015, the Compensation Committee approved increases in the base salaries of the named executive officers of approximately 2 - 5% based on its evaluation of the competitive information available to it. The base salaries paid to our executive officers during the last three completed fiscal years are listed in the Summary Compensation Table below.

Annual Non-Equity Incentive Compensation
Annual non-equity incentive compensation is a key component of our executive compensation strategy. The purpose of annual incentive compensation is to provide cash compensation that is variable based on the achievement of performance goals established by the Compensation Committee. Our executive officers do not have a contractual right to receive a fixed incentive compensation payment for any fiscal year.
Our non-equity incentive arrangement (described below) provides for no payout to executive officers unless a specified portion of the target is achieved and allows for a significantly increased payout if the target is exceeded. The cash incentive payments are determined and paid following the completion of our annual audit.
For fiscal 2016, the Compensation Committee designated financial performance goals, including a corporate pre-tax income performance measure and, for each executive in charge of a business unit, an operational measure of business unit profitability, as well as individual objectives for determining whether a cash incentive payment would be paid under the arrangement and in what amount.
The annual cash incentive payment opportunities for our named executive officers were based on the following percentages of base salary for fiscal 2016:

Position	Threshold Annual Cash Incentive Payment	Target Annual Cash Incentive Payment	Maximum Annual Cash Incentive Payment
Chief Executive Officer	30%	60%	120%
Chief Financial Officer	20%	40%	80%
General Counsel	20%	40%	80%
Vice President - Industrial Group	20%	40%	80%
Vice President - Water Treatment Group	20%	40%	80%
The Compensation Committee established the payment opportunities for each of the executive officers based on the relative scope of his or her responsibilities and resulting ability to impact the company’s performance. The Compensation Committee established a higher percentage payment opportunity for the Chief Executive Officer to reflect his significant responsibilities regarding the creation and implementation of long-term strategic direction for the entire company.
The Compensation Committee determined that 80% of the annual cash incentive payment opportunities for our Chief Executive Officer, Chief Financial Officer and General Counsel for fiscal 2016 should be based upon corporate performance against the pre-tax income goal to reflect their significant company-wide responsibilities and resulting ability to impact the overall success of the company. In addition, the Compensation Committee determined that 20% should be based upon meeting their individual objectives and overall job performance.
The Compensation Committee determined that 40% of the annual cash incentive payment opportunities for Mr. Keller and Mr. Sevenich for fiscal 2016 should be based upon company-wide performance and 40% should be based upon the profitability of their respective business units to reflect their dual roles as leaders of their respective business units and as members of the company’s overall executive management team. In addition, the Compensation Committee determined that 20% should be based upon meeting their individual objectives and overall job performance.
No annual cash incentive payments are made unless the threshold level of 80% of the respective target performance level is achieved. Performance between 80% and 100% of the respective target results in a payout on a sliding scale from 50% of the target level cash incentive payment for exactly achieving 80% of the performance target to 100% of the target level cash incentive payment for exactly achieving the respective target performance level (e.g., achieving 90% of the performance target will lead to a payout of 75% of the target level cash incentive payment). Performance between 100% and 120% of the respective target results in a payout on a sliding scale from 100% of the target level cash incentive payment for exactly meeting the performance target to 200% of the target level cash incentive payment for exceeding the performance target by 20% (e.g., achieving 105% of performance target will lead to a payout of 125% of the target level cash incentive payment). Performance over 120% of the applicable performance target does not result in any additional annual cash incentive payment.
Corporate and Business Unit Financial Measures. The corporate performance portion of the annual cash incentive payment was based on our company-wide results for fiscal 2016 as measured by income before income taxes, excluding the impact of acquisitions closed during fiscal 2016 and not contemplated in setting the target, as compared to a targeted level of the same financial measure for that period. The business unit performance portion of the annual cash incentive payment was based on an operational measure of business unit profitability for fiscal 2016 that measures product sales less the cost of materials including freight in, the freight costs to deliver the product to the customer and the selling costs as compared to a targeted level of such operational profitability for the respective business unit for that period. In each case, the targeted levels of performance were based on the level of anticipated performance that was derived from the company’s annual operating plan. In the case of assessing performance against both the corporate and Water Treatment Group financial measures, the actual performance achieved was adjusted to exclude the impact of acquisitions completed in fiscal 2016. The corporate and business unit financial goals for fiscal 2016 and the actual performance against those goals are summarized in the following table:

Financial Measure	Threshold Performance Level	Target Performance Level	Maximum Performance Level	Actual Performance Achieved
Income before Income Taxes	$25,819,210	$32,274,013	$38,728,816	$31,934,993
Water Treatment Group Operational Profitability Measure	$22,692,260	$28,365,325	$34,038,390	$26,439,554
Industrial Group Operational Profitability Measure	$41,889,817	$52,362,271	$62,834,725	$53,454,142
The Compensation Committee set these target performance levels to ensure that a substantial portion of each executive officer’s cash compensation is tied to corporate and business unit performance, as appropriate, and to provide our executives with a performance-based opportunity to achieve market-competitive total compensation. The Compensation Committee determined that income before income taxes was the best measure of overall corporate financial performance and that the operational profitability measures described above were the best measures of business unit financial performance.
Because our income before income taxes was below the target level performance for the 2016 fiscal year, our named executive officers received approximately 97% of the targeted payout under the corporate financial performance element of the annual cash incentive arrangement. Because business unit operational profitability performance for the Industrial Group was between target and maximum performance levels, Mr. Sevenich received approximately 110% of his targeted payout under the Industrial Group financial measure. Because business unit operational profitability performance for the Water Treatment Group was between threshold and target performance levels, Mr. Keller received approximately 83% of his targeted payout under the Water Treatment Group financial measure. While the Compensation Committee has discretion to adjust the size of the final payouts under the program, it has not typically done so.
Individual Objectives and Job Performance. The Compensation Committee established multiple individual objectives for each executive officer for the fiscal year. The individual objectives for our Chief Executive Officer included overseeing strategic direction matters, business expansion matters and operational efficiency initiatives. For our Chief Financial Officer, the individual objectives included supporting acquisition activities, overseeing significant information technology initiatives and talent management and engagement initiatives. For our General Counsel, the individual objectives included supporting acquisition activities and legal support to other business expansion activities and overseeing health, safety and environmental initiatives. For our Vice President - Industrial Group, the individual objectives included business expansion initiatives. For our Vice President - Water Treatment Group, the individual objectives included business expansion initiatives. The Compensation Committee consulted with our Chief Executive Officer for his assessment of the overall job performance of the other executive officers and the degree to which the other executive officers had met their respective individual objectives, and then made its own determination as to the Chief Executive Officer’s overall job performance and the degree to which the he had met his individual objectives. The Compensation Committee then determined the appropriate level of payout under these individual objectives in light of the individual performance, which includes evaluation of the level of overall performance effectiveness, of each of the executive officers.
Achievement of individual objectives and job performance effectiveness is qualitative and more subjective than the assessment of financial measures. Messrs. Hawkins, Erstad, Keller and Ms. Pepski were awarded a target level annual cash incentive payment for individual objectives and job performance. Mr. Sevenich was awarded an annual cash incentive equal to 60% of the target amount for his individual objectives and job performance. For fiscal 2016, the Compensation Committee awarded an additional cash bonus in the amount of $50,000 to Mr. Hawkins, Ms. Pepski and Mr. Erstad for their efforts in the Stauber acquisition.
Equity Awards
Our equity incentive compensation program is designed to:

•	align the interests of the participants with those of our shareholders,

•	provide incentives for the retention of executive officers,

•	establish a minimum level of performance for payouts under certain of the equity awards,

•	provide an opportunity for increased payouts for performance in excess of established targets under the equity awards, and

•	provide an equity incentive program comparable to those at competitive companies.

For fiscal 2016, as had been the case in each of the prior two fiscal years, the equity incentive award program consisted of grants of performance-based restricted stock units that would vest based on company performance during the current fiscal year and would be settled in shares of restricted stock that would vest after two more years of service. The Compensation Committee determined, with the assistance of McLagan, to continue granting performance-based restricted stock units to our executives so that a significant portion of the executive’s compensation would be performance-based.
For fiscal 2016, each named executive officer’s target level restricted stock unit grant was based on a percentage of the executive’s base salary, which was converted into a target number of units based on the closing market price of a share of our common stock on the date of grant. These grants, made in May 2015, provided that each named executive officer would receive a number of restricted shares of our common stock based on our performance during the fiscal year against the same pre-tax income target used in the annual non-equity incentive program described above.
The actual number of restricted stock units that would vest and be settled on a one-for-one basis in restricted shares was based on a sliding scale for the relevant income above or below the target level, and was subject to minimum threshold and maximum settlement amounts. For fiscal 2016, the target was set at $32,274,013, the same level as our target used for our non-equity incentive plan arrangement described above, while our actual performance, adjusted to exclude the impact of the acquisitions closed in fiscal 2016, was $31,934,993. If our actual results were less than 80% of the target in fiscal 2016, then no restricted stock units would vest and be settled in restricted shares. If our actual results were between 80% and 100% of the target in fiscal 2016, then a number of restricted stock units would have vested and been settled in restricted shares based on a sliding scale between 50% and 100% of the target number of restricted stock units. If our actual results were between 100% and 120% of the target in fiscal 2016, then a number of restricted stock units would have vested and been settled in restricted shares based on a sliding scale between 100% and 150% of the target number of restricted stock units. Because our actual results were less than 100% of the target in fiscal 2016, the named executive officers each received restricted shares equal to approximately 97% of the target number of restricted stock units.
The Compensation Committee established the following performance-based restricted stock unit award amounts for the executive officers for fiscal 2016:

Position	Target % of Base Salary	Minimum	Target	Maximum	Units Vested and Restricted Shares Actually Issued
CEO	90%	4,292	8,584	12,876	8,359
Chief Financial Officer	60%	2,201	4,402	6,603	4,286
General Counsel	60%	1,952	3,903	5,855	3,801
Vice President - Industrial Group	60%	1,886	3,771	5,657	3,672
Vice President - Water Treatment Group	60%	1,834	3,668	5,503	3,572
The Compensation Committee established the targeted performance-based restricted stock unit award for each of the executive officers based on a percentage of each officer’s base salary, divided by the closing stock price on the date of grant. The percentages were based on the Compensation Committee’s assessment of the relative scope of his or her responsibilities and the resulting ability of the individual to impact the company’s performance, as well as information provided by McLagan.
The actual number of restricted shares issued to each of the executive officers was determined after our audited financial information became available for fiscal 2016. The restricted shares will vest 100% two years after the end of fiscal 2016. The restricted shares will be forfeited in their entirety if the executive officer departs the company before the end of the vesting period other than in cases of death or disability.
In the event of a “fundamental change” (as defined below) involving the Company, each performance-based restricted stock unit award will vest immediately at 100% of its target if the Compensation Committee determines that the fundamental change will not result in the continuation of the performance-based restricted stock unit award. Any outstanding shares of restricted stock issued in settlement of vested performance-based restricted stock unit awards will also immediately vest under the same circumstances. If a performance-based restricted stock unit award is continued after a fundamental change, but, in connection with the fundamental change, an executive is terminated without cause or resigns for good reason, then the performance-based restricted stock unit award or any restricted stock issued in settlement of vested performance-based restricted stock unit awards will vest in the same manner. We believe that these triggers in our performance-based restricted stock unit award notices in connection with a fundamental change strike an appropriate balance between company and shareholder concerns about executive retention in the event of a fundamental change and an executive’s legitimate concerns regarding termination or diminution of duties as a result of a fundamental change or a change in control. In our 2010 Omnibus Incentive Plan, “fundamental change” generally includes any one of the following, unless otherwise provided in an award agreement:

•	the consummation of a corporate transaction, subject to certain exceptions;

•	any person or group becomes the beneficial owner of more than 50% of the combined voting power of the company, subject to certain exceptions; or

•	continuing directors cease to constitute a majority of the members of our Board of Directors.
“Corporate transaction” means any dissolution or liquidation of the company, sale of substantially all of its assets, merger or consolidation involving the company, or statutory share exchange involving company stock. Similarly, “continuing director” means an individual who is, as of the effective date of the 2010 Omnibus Incentive Plan, a director of the company, or who becomes a director after such effective date and whose initial election, or nomination for election by the company’s shareholders, was approved by at least a majority of the then continuing directors, but excluding anyone whose initial assumption of office occurs as a result of an actual or threatened election contest solicitation of proxies or consents by a person other than our Board of Directors.
Severance Arrangements
Our Compensation Committee has adopted an Executive Severance Plan covering our Chief Executive Officer and certain other key employees, including all of our named executive officers. We believe that the benefits provided by the Executive Severance Plan Severance help attract executive talent and create an environment that provides for adequate business transition and knowledge transfer during times of change.
Contribution to Long-Term Benefit Plan
All of our executive officers participate in our Profit Sharing Plan, which includes a 401(k) component, which is available to the majority of our other non-bargaining unit employees. Our executive officers also participate in our Employee Stock Ownership Plan, or ESOP. Contributions to the Profit Sharing Plan and ESOP by us on behalf of our executive officers have been a key component of our retention objectives since the contributed benefits initially vest over a six-year period.
Under the plans, our executive officers participate on the same terms as all other eligible employees, with the annual compensation that was used to determine plan benefits capped at the federal tax law limit of $265,000 for fiscal 2016. This limit will be adjusted in future years under federal tax law for cost-of-living increases.
Under our Profit Sharing Plan, we contributed a percentage of each eligible participant’s compensation to an account maintained for the participant under the plan. For fiscal 2016, we made contributions to the Profit Sharing Plan equal to 5% of each participant’s compensation in the plan year, subject to the cap on the plan benefits, resulting in a contribution of $13,250 on behalf of each named executive officer. Participants may also participate in the 401(k) component of the Profit Sharing Plan under which employee contributions are matched by the company up to a maximum of five percent of the participant’s eligible earnings. Participant accounts are credited with the appropriate gains or losses resulting from employee-directed investments made by the plan.
Under our ESOP, we may contribute a percentage of each eligible participant’s compensation to the plan, which is then credited to individual accounts maintained for participants under the plan. Contributions are made at the discretion of our Board of Directors. For fiscal 2016, we made contributions to this plan equal to 5% of each participant’s eligible compensation in the plan year, resulting in a contribution of $13,250 on behalf of each executive officer. Participant accounts are credited with the appropriate gains or losses resulting from the investments made by the plan.
Other Benefits
The Compensation Committee believes that we must offer a competitive benefits program to attract and retain our executive officers. During fiscal 2016, we provided medical and other health and welfare benefits to our executive officers that are generally available to our other employees.
The only perquisite we offer to our executive officers is the personal use of a company car.
Other Agreements and Policies
Tax Deductibility of Compensation
Section 162(m) of the Internal Revenue Code denies a deduction to any publicly-held corporation for compensation paid to certain “covered employees” in a taxable year to the extent that compensation to such covered employee exceeds $1.0 million. Under current IRS interpretations, a “covered employee” is the chief executive officer of the company and any other executive officer (other than the chief financial officer) who is among the three other most highly compensated officers employed by the company at a year-end.
Certain kinds of compensation, including qualified “performance-based compensation,” are disregarded for purposes of the deduction limitation. In order to qualify as “performance-based compensation” for Section 162(m) purposes, compensation must satisfy certain requirements, including that the vesting and payment of such compensation must generally be conditioned upon the satisfaction over a specified performance period of pre-established objective performance goals set by the Compensation Committee. The Compensation Committee believes that no named executive officer exceeded the $1.0 million Section 162(m) limit during fiscal 2016.
Risks Arising from Compensation Policies and Practices
Our management annually conducts an evaluation of the risks arising from our company-wide compensation policies and practices with respect to employees. Management prepared an analysis of our compensation policies and practices and concluded that they do not create risks that are reasonably likely to have a material adverse effect on our company. In connection with its risk oversight role, our Compensation Committee reviewed management’s analysis and conclusions.
Compensation Committee Report
The Compensation Committee has discussed and reviewed the Compensation Discussion and Analysis with management. Based upon this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in our Annual Report on Form 10-K.
James T. Thompson (Chair)        Duane M. Jergenson        Mary J. Schumacher Daryl I. Skaar       Jeffrey L. Wright
Compensation Committee of the Board of Directors
Summary Compensation Table
The following table sets forth the compensation of our Chief Executive Officer, Chief Financial Officer and the three other highest paid executive officers (collectively, the “named executive officers”) for our last three completed fiscal years.

Name and Principal Position	Year	Salary ($)	Bonus ($) (a)	Stock Awards ($)(b) (c)	Non-Equity Incentive Plan Compensation ($)(d)	All Other Compensation ($)(e)	Total ($)
Patrick H. Hawkins	2016	386,885	50,000	351,000	229,084	52,281	1,069,250
Chief Executive Officer and President	2015	370,010	—	334,785	258,929	54,050	1,017,774
	2014	358,885	—	324,455	205,712	52,964	942,016
Kathleen P. Pepski	2016	297,750	50,000	179,998	117,479	53,081	698,308
Vice President, Chief Financial Officer and Treasurer	2015	285,529	—	172,216	133,177	52,611	643,533
	2014	277,192	—	167,118	105,947	52,382	602,639
Richard G. Erstad	2016	264,442	50,000	159,594	104,123	51,232	629,391
Vice President, General Counsel and Secretary	2015	255,702	—	154,198	89,442	52,402	551,744
	2014	248,038	—	149,690	71,186	48,784	517,698
John R. Sevenich	2016	256,134	—	154,196	97,783	53,634	561,747
Vice President – Industrial Group	2015	250,702	—	151,201	104,733	38,732	545,368
	2014	243,346	—	146,711	93,186	42,921	526,164
Thomas J. Keller	2016	248,269	—	149,985	92,160	48,396	538,810
Vice President – Water Treatment Group	2015	236,798	—	144,001	99,914	47,395	528,108
	2014	220,500	—	132,906	87,212	46,840	487,458

(a)	Amounts represent an additional cash bonus paid to Mr. Hawkins, Ms. Pepski and Mr. Erstad for their efforts in the Stauber acquisition.

(b)
Amounts represent the aggregate grant date fair value of awards made each fiscal year, as computed in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718. See Note 7, Share-Based Compensation, to our audited financial statements included in our Annual Report on Form 10-K for fiscal 2016 for a description of our accounting for these awards and the assumptions used in valuing the awards.

(c)
Each amount shown reflects the grant date fair value of a performance based restricted stock unit award granted during the respective fiscal year, with such value computed based on the estimated probable outcome of the applicable performance conditions as of the grant date. The following table shows the grant date fair values of the performance-based restricted unit awards granted in fiscal 2016 as reported, and what such values would have been assuming the highest level of performance conditions would be achieved:

Name	Amount Reported	Maximum Amount
Mr. Hawkins	$351,000	$526,500
Ms. Pepski	$179,998	$269,997
Mr. Erstad	$159,594	$239,391
Mr. Sevenich	$154,196	$231,294
Mr. Keller	$149,985	$225,018

(d)
See the description of target levels corporate performance, business unit performance and individual objectives, as described under “Annual Non-Equity Incentive Compensation” in the Compensation Discussion and Analysis above. All of the amounts reported for fiscal 2016 were paid in fiscal 2017 after we completed our annual audit.

(e)	Amounts reported for fiscal 2016 include:

•
Contributions by the company on behalf of each of each of our named executive officers to our Profit Sharing Plan and Employee Stock Ownership Plan and employer matching contributions to our 401(k) as set forth below.

Name	Profit Sharing Plan Contribution	Employee Stock Ownership Plan Contribution	Employer Matching Contribution to 401(k)
Mr. Hawkins	$13,250	$13,250	$12,742
Ms. Pepski	$13,250	$13,250	$12,848
Mr. Erstad	$13,250	$13,250	$12,860
Mr. Sevenich	$13,250	$13,250	$12,823
Mr. Keller	$13,250	$13,250	$12,904

•
The remaining amount included for each individual consists of the personal value of a company-provided car (based on the incremental cost to the company, calculated as the personal use portion of the amortized cost of acquiring and operating the car). For income tax purposes, the amount included in the executive officer’s income is based on IRS regulations. This amount is not grossed up for taxes.

Grants of Plan-Based Awards
The following table sets forth information concerning grants of plan-based awards to our named executive officers during fiscal 2016.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(a)			Estimated Future Payouts Under Equity Incentive Plan Awards(b)			Grant Date Fair Value of Stock Awards ($)(c)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Patrick H. Hawkins	5/28/2015	117,000	234,000	468,000
	5/28/2015				4,292	8,584	12,876	351,000
Kathleen P. Pepski	5/28/2015	60,000	120,000	240,000
	5/28/2015				2,201	4,402	6,603	179,998
Richard G. Erstad	5/28/2015	53,200	106,400	212,800
	5/28/2015				1,952	3,903	5,855	159,594
John R. Sevenich	5/28/2015	51,400	102,800	205,600
	5/28/2015				1,886	3,771	5,657	154,196
Thomas J. Keller	5/28/2015	50,000	100,000	200,000
	5/28/2015				1,834	3,668	5,503	149,985

(a)
Awards represent potential payments under our annual non-equity incentive arrangement for fiscal 2016. Potential payments are based on specified levels of performance against corporate, business unit and individual objectives, as described under “Annual Non-Equity Incentive Compensation” in the Compensation Discussion and Analysis.

The actual amounts earned for fiscal 2016 are the sole components of “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table above. Except in the case of death or retirement, executives must be employed on the date the payments are made (typically in June of each year with respect to the most recently completed fiscal year) to be eligible for a payment. The threshold, target and maximum payments are based on the plan’s requirements, which were 30%, 60% and 120% of base salary, respectively, for our CEO, and 20%, 40% and 80% of base salary, respectively, for the other named executive officers.

(b)
Awards represent potential issuances of shares of restricted stock in settlement of performance-based restricted stock unit awards granted for fiscal 2016. The number of restricted shares to be issued was based on the degree to which we achieved specified levels of income before taxes during fiscal 2016. See “Equity Awards” in the Compensation Discussion and Analysis for the performance goals applicable to the performance-based restricted stock units granted for performance in fiscal 2016. Additional terms of the outstanding performance-based restricted stock units are described in Note (a) to the Outstanding Equity Awards table. The number of restricted shares actually granted to each individual for fiscal 2016 performance was approximately 97% of target, and is as follows: Mr. Hawkins, 8,359 shares; Ms. Pepski, 4,286 shares; Mr. Erstad, 3,801 shares; Mr. Sevenich, 3,672 shares; and Mr. Keller, 3,572 shares.

(c)
Grant date fair value for performance-based restricted stock units was determined in accordance with FASB ASC Topic 718. For the performance-based restricted stock units, the actual number of restricted shares that could be earned ranged from 0% to 150% of the target amount. For the performance-based restricted stock units, the amount reported is based on the assumed probable outcome of the performance conditions assessed as of the grant date of the performance-based restricted stock units.

Outstanding Equity Awards at 2016 Fiscal Year-End
The following table sets forth certain information concerning outstanding equity awards held by our named executive officers as of April 3, 2016.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)(a)	Market Value of Shares or Units of Stock that Have Not Vested ($)(b)
Patrick H. Hawkins	19,050	707,708
Kathleen P. Pepski	9,785	363,513
Richard G. Erstad	8,725	324,134
John R. Sevenich	8,500	315,775
Thomas J. Keller	8,170	303,516

(a)
Consists of shares of restricted stock actually issued in settlement of the performance-based restricted stock unit awards granted for fiscal years 2015 and 2016. The restricted shares vest 100% two years after the last day of the fiscal year for which the restricted stock units were awarded. The shares granted for fiscal 2015 will vest on March 29, 2017 and the shares granted for fiscal 2016 will vest on April 3, 2018. The number of restricted shares vesting on each of those dates for each of the named executive officers is as follows:

	Number of Shares Vesting on:
Name	March 29, 2017	April 3, 2018
Mr. Hawkins	10,691	8,359
Ms. Pepski	5,499	4,286
Mr. Erstad	4,924	3,801
Mr. Sevenich	4,828	3,672
Mr. Keller	4,598	3,572
The restricted shares will be forfeited in their entirety if the executive officer departs the company before the end of the vesting period. The vesting of the units and restricted shares may be accelerated upon the occurrence of certain events described below under “Potential Payments Upon Termination or Change in Control”.

(b)	Based on closing market price of our common stock as of the most recently completed fiscal year-end of $37.15 per share.

Stock Vested
The following table provides information concerning the aggregate number of shares of restricted stock that vested for each of our named executive officers during fiscal 2016, and the aggregate dollar values realized by each of our named executive officers upon such vesting.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#) (a)	Value Realized on Vesting ($)(b)
Patrick H. Hawkins	16,252	603,186
Kathleen P. Pepski	8,364	310,420
Richard G. Erstad	7,495	278,170
John R. Sevenich	7,342	272,489
Thomas J. Keller	6,656	247,033

(a)
The restricted shares vest 100% two years after the last day of the fiscal year during which the restricted stock units were awarded and vested. Because of the way our fiscal year end falls, two years’ worth of restricted shares vested in fiscal 2016; those shares issued were for fiscal years 2013 and 2014.

(b)
Amounts in this column are based on the fair market value of a share of our common stock on the date of vesting of $37.99 per share for the fiscal 2013 shares that vested on March 31, 2015 and $36.11 per share for the fiscal 2014 shares that vested on March 30, 2016.

Potential Payments Upon Termination or Change in Control
Our Compensation Committee has adopted an Executive Severance Plan covering our Chief Executive Officer and certain other key employees, including all of our named executive officers. Executives covered by the plan are eligible to receive specified payments and benefits if their employment is terminated (1) by us without “cause” at any time or (2) by them for “good reason” within a period beginning 30 days before and continuing until two years after a “change in control” as described below. In addition, award agreements for our equity incentive awards provide for accelerated vesting and exercisability of such awards in connection with an individual’s termination of employment due to death or disability, or under certain circumstances in connection with a “fundamental change” (as defined in the “Compensation Discussion and Analysis” above) involving the company, as described below.
Potential Payments under Executive Severance Plan
Under the terms of the Executive Severance Plan, the Compensation Committee is responsible for assigning each executive to one of four tiers, which determines the duration of salary continuation for which an executive may be eligible. Mr. Hawkins has been assigned to Tier 1 and Ms. Pepski, Mr. Sevenich and Mr. Keller have been assigned to Tier 3 and Mr. Erstad has been assigned to Tier 4. Tiers 1 and 2 provide for a salary continuation period of 18 months in the case of a termination without cause not due to change in control and 24 months in the case of a termination (without cause or for good reason) due to change in control. Tiers 3 and 4 provide for a salary continuation period of 12 months in the case of termination without cause not due to change in control and 18 months in the case of termination (without cause or for good reason) due to change in control.
Under the Executive Severance Plan, “cause” means:

•	the executive’s willful and material failure or refusal during his or her employment to carry out any reasonable directive of the Board;

•
any willful and material failure by the executive during his or her employment to comply with any material policy, rule or code of conduct generally applicable to our employees or to our management employees, which failure is materially and demonstratively injurious to our financial condition or business reputation;

•	the executive’s embezzlement or misappropriation of our funds or any other willful act or omission by the executive which is materially injurious to our financial condition or business reputation; or

•
the executive’s conviction or confession of an act or acts constituting a felony under the laws of the United States or any state thereof related to our business or which is materially injurious to our financial condition or business reputation.

The payments and benefits that would be paid to an executive under the Executive Severance Plan as a result of a termination of employment without cause not due to a change in control include (1) base salary for the salary continuation period associated with the executive’s tier, (2) COBRA continuation coverage for medical and dental benefits for a maximum of 18 months (with the executive to be charged the active employee rate for coverage), and (3) the reasonable costs of outplacement services for a maximum of one year.
The additional payments and benefits that would be paid to an executive under the Executive Severance Plan as a result of a qualifying termination of employment in connection with a “change in control” (as defined below) include (1) six additional months of salary continuation, (2) a benefit equal to the annual bonus that would have been received (measured at target) if the executive had remained employed and eligible to receive such bonus for the entire salary continuation period, and (3) a benefit equal to the additional benefit, if any, that would have been received under the Hawkins, Inc. Profit Sharing Plan if the executive had remained employed and eligible for the Profit Sharing Plan for the entire salary continuation period, plus the 401(k) employer matching contributions that would have been received for the salary continuation period if the executive had made 401(k) contributions at least at the rate that would have entitled the executive to the maximum employer matching contributions permitted under the Profit Sharing Plan.
Under the Executive Severance Plan, “change in control” means:

•
a dissolution, liquidation, sale of substantially all of our assets or a merger or consolidation of us or a statutory share exchange involving our stock unless, immediately following the transaction, all or substantially all of our beneficial owners immediately prior to the transaction beneficially own more than 50% of the combined voting power of the surviving or acquiring entity (or its parent) resulting from the transaction in substantially the same proportions as their ownership of us immediately prior to the transaction;

•
any person or group, other than (1) one or more of our subsidiaries, or (2) an employee benefit plan (or related trust) sponsored or maintained by us, becomes a beneficial owner of our equity securities representing more than 50% of the combined voting power of our then outstanding voting securities, except that (A) any acquisition of our equity securities directly from us for the purpose of providing financing to us, any formation of a group consisting solely of our beneficial owners as of August 2, 2011, or any repurchase or other acquisition by us of our equity securities that causes any person to become the beneficial owner of more than 50% of our combined voting power, will not be considered a “change in control” unless and until, the person acquires beneficial ownership of additional voting securities of ours after the person initially became the beneficial owner of more than 50% of the combined voting power of our voting securities by one of the means described in this clause (A); and (B) a change in control will occur if a person or group becomes the beneficial owner of more than 50% of our voting securities as the result of a transaction only if the transaction is itself a “change in control” pursuant to the preceding bullet point; or

•
individuals who were “continuing directors” cease for any reason to constitute a majority of the members of our Board. “Continuing director” means an individual who was a director as of August 2, 2011 or was nominated or elected by at least a majority of the then continuing directors (other than a person whose initial assumption of office occurs as a result of an actual or threatened election contest or other actual or threatened solicitation of proxies or consents on behalf of anyone other than the Board).

An executive must enter into an agreement with the company that contains covenants against competition, disclosure and solicitation, and a release of claims in order to qualify for payments and benefits under the Executive Severance Plan.
The following table presents the amounts that would have been received by each named executive officer under the Executive Severance Plan if a termination of the officer’s employment without cause not due to change in control had taken place on the last business day of our most recently completed fiscal year.

Name	Salary Continuation Amount ($) (a)	Medical and Dental Coverage ($) (b)	Outplacement Costs ($) (c)	Total ($)
Patrick H. Hawkins	585,000	18,563	12,500	616,063
Kathleen P. Pepski	300,000	9,263	12,500	321,763
Richard G. Erstad	266,000	12,375	12,500	290,875
John R. Sevenich	257,000	9,248	12,500	278,748
Thomas J. Keller	250,000	9,263	12,500	271,763

(a)	Amounts determined by multiplying the executive’s base salary times the number of months in the applicable salary continuation period.

(b)
Amounts determined by multiplying the difference between the full cost of the insurance to the company and the amounts to be paid by the executive times the number of months in the applicable salary continuation period or 18 months, whichever is less.

(c)	Constitutes the estimated cost to the company of 12 months of outplacement services.

Under the Executive Severance Plan, a “termination due to change in control” means a termination for good reason or a termination without cause that happens during the 30-day period preceding or the two-year period beginning on the date of a change in control. A “termination for good reason” means a termination of employment by the executive provided the executive has given us written notice of the existence of a condition constituting a “good reason” within 90 days of its first occurrence and we have failed to remedy the condition within 30 days thereafter and the termination occurs not later than the expiration of the two-year period following the initial existence of the condition constituting “good reason.” “Good reason” means any of the following conditions arising without the consent of the executive:

•	a material decrease in the executive’s base compensation;

•	a material diminution in the executive’s authority, duties, or responsibilities;

•	relocation of the executive’s principal office more than 50 miles from its current location; or

•	any other action or inaction that constitutes a material breach by us of any terms or conditions of any agreement between us and the executive, which breach has not been caused by the executive.
The following table presents the amounts that would have been received by each named executive officer under the Executive Severance Plan if a termination of the officer’s employment for good reason or a termination without cause that is also a termination due to change in control had taken place on the last business day of our most recently completed fiscal year.

Name	Salary Continuation Amount ($) (a)	Medical and Dental Coverage ($) (b)	Outplacement Costs ($) (c)	Target Bonus Amount ($) (d)	Profit Sharing/401(k) Contribution ($) (e)	Total ($)
Patrick H. Hawkins	780,000	18,563	12,500	468,000	53,000	1,332,063
Kathleen P. Pepski	450,000	13,894	12,500	180,000	39,750	696,144
Richard G. Erstad	399,000	18,563	12,500	159,600	39,750	629,413
John R. Sevenich	385,500	13,873	12,500	154,200	39,750	605,823
Thomas J. Keller	375,000	13,894	12,500	150,000	39,750	591,144

(a)	Amounts determined by multiplying the executive’s base salary times the number of months in the applicable salary continuation period.

(b)
Amounts determined by multiplying the difference between the full cost of the insurance to the company and the amounts to be paid by the executive times the number of months in the applicable salary continuation period or 18 months, whichever is less.

(c)	Constitutes the estimated cost to the company of 12 months of outplacement services.

(d)	Amounts determined by multiplying one-twelfth of the executive’s target annual bonus times the number of months in the applicable salary continuation period.

(e)
Amounts equal the amounts the executive would have received under the company’s profit sharing plan if the executive had remained employed by the company for the entire applicable salary continuation period and had been entitled to employer contributions under the plan for that period, plus the 401(k) employer matching contributions that would have been received for the salary continuation period if the executive had made 401(k) contributions at least at the rate that would have entitled the executive to the maximum employer matching contributions permitted under the profit sharing plan.

Potential Accelerated Vesting of Equity Awards
Termination Other than Due to Death or Disability Following a Fundamental Change. All named executive officers with performance-based restricted stock units or shares of restricted stock are entitled to accelerated vesting of the units and the restricted shares following a “fundamental change” involving the company if (i) the awards will not be continued, assumed or replaced in connection with the fundamental change, or (ii) if the awards are continued, assumed or replaced, the executive is involuntarily terminated without cause or resigns for good reason during the applicable performance period or prior to the final vesting of the restricted shares. Under either of these circumstances, a performance-based restricted stock unit award will vest immediately at 100% of its target payout, and any shares of restricted stock issuable in payment of such units or already outstanding as the result of earlier payments of performance-based restricted stock unit awards will also immediately vest. For these purposes, “cause” for termination generally involves the commission of a felony or conviction for a criminal misdemeanor, gross misconduct or fraud that is likely to cause material harm to the company, a material violation of company policies or its code of conduct, or a willful or material breach of any agreement with the company. “Good reason” for resignation generally involves a decrease in base salary, a material diminution in authority, responsibilities or duties, a relocation of one’s principal work location by more than 50 miles, or a material breach by the company of an agreement with the affected executive.

In addition, in connection with a fundamental change involving the company, the Compensation Committee may generally (1) accelerate the vesting of outstanding unvested stock options, (2) make appropriate provision to protect any stock option in a manner that equitably preserves the compensation element of the stock option at the time of the fundamental change, or (3) cancel the stock option in exchange for payment of cash equal to the amount, if any, by which the then current “fair market value” of the shares subject to the option exceeds the aggregate exercise price of the shares covered by the stock option. “Fair market value” per share means the cash plus the fair market value, as determined in good faith by the Compensation Committee, of the non-cash consideration to be received per share by the shareholders of the company upon the occurrence of the fundamental change.
Termination of Employment Due to Death or Disability. All named executive officers with performance-based restricted stock units or shares of restricted stock are entitled to accelerated vesting of the units and the restricted shares upon termination of employment due to death or disability. In the event that the executive officer’s employment with the company ceases due to death or disability during a performance period, then any performance-based restricted stock unit award will vest immediately at 100% of its target payout. Any shares of restricted stock issuable in payment of such units or already outstanding as the result of earlier payments of performance-based restricted stock unit awards will also immediately vest. The company will issue one unrestricted share in exchange for each vested unit.
In addition, all named executive officers with outstanding unvested stock options are entitled to accelerated vesting of the stock options upon termination of employment due to death or disability.
The following table presents the value of all outstanding restricted stock unit and restricted stock awards that would have been received by each named executive officer if either (1) a fundamental change took place on the last business day of our most recently completed fiscal year and all such awards had been accelerated in connection with such fundamental change or (2) a termination of the officer’s employment due to death or disability had taken place on the last business day of our most recently completed fiscal year. No named executive officers hold any stock options.

Name	Early Vesting of Performance-Based Restricted Stock Units/Restricted Stock ($)(a)
Patrick H. Hawkins	716,066
Kathleen P. Pepski	367,822
Richard G. Erstad	327,923
John R. Sevenich	319,453
Thomas J. Keller	285,981

(a)	Amounts determined by multiplying the number of shares for which vesting is accelerated by our closing stock price on April 1, 2016 ($37.15 per share).
Director Compensation for Fiscal 2016
During fiscal 2016, each non-employee director earned an annual retainer of $25,000. Supplemental annual retainers were earned by our Chairman of the Board ($70,000), the chairs of our Audit and Compensation committees ($7,500 each) and the chair of our Governance and Nominating Committee ($5,000). Additionally, our non-employee directors received a meeting fee of $2,000 for each Board and committee meeting attended. In June 2016, the Compensation Committee increased the annual retainer for each non-employee director to $40,000 per year, beginning in August 2016.
The Compensation Committee oversees our non-employee director compensation program, under which each non-employee director is entitled to receive a grant of restricted common stock with a value of $35,000 on the date of our annual meeting of shareholders at which the director is elected or reelected to the Board by our shareholders. In June 2016, the Compensation Committee increased the value of the annual restricted stock grant to $50,000, effective with the grant expected to be issued in August 2016. The restricted stock vests one year from the date of issuance, subject to acceleration in the event of the director’s death or disability. For service during fiscal 2016, each non-employee director was granted 972 shares of restricted common stock on July 30, 2015, and these shares will vest in their entirety one year from their date of issuance.

The following table shows, for each of our current and former non-employee directors, information concerning annual compensation earned for services in all capacities during fiscal 2016:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(a)	All Other Compensation ($)	Total ($)
James A. Faulconbridge	60,000	34,992	—	94,992
Duane M. Jergenson	47,000	34,992	—	81,992
John S. McKeon	131,000	34,992	—	165,992
Daryl I. Skaar	55,000	34,992	—	89,992
James T. Thompson	60,500	34,992	—	95,492
Jeffrey L. Wright	70,500	34,992	—	105,492
Mary J. Schumacher	55,000	34,992	—	89,992

(a)
On July 30, 2015, each member then on the Board received 972 shares of restricted stock as part of his or her retainer pursuant to the 2010 Plan. The amounts shown in this column represent the grant-date fair value of each of the awards computed in accordance with FASB ASC Topic 718. See Note 7, Share-Based Compensation, to our audited financial statements included in our Annual Report on Form 10-K for fiscal 2016 for a description of our accounting for these awards and the assumptions used in valuing the awards. All of these shares vest in full on July 30, 2016, are eligible to receive dividends paid on our common stock and were the only shares of restricted stock held by each director at the end of our most recently completed fiscal year.

Compensation Committee Interlocks and Insider Participation
All decisions regarding compensation of our executive officers during fiscal 2016 were made by the Compensation Committee of our Board of Directors. During fiscal 2016, the following directors served on the Compensation Committee: Duane M. Jergenson, James T. Thompson, Daryl I. Skaar and Jeffrey L. Wright. None of our executive officers participates in any Board or committee vote setting his or her annual salary or non-equity cash incentive payments. None of the members of the Compensation Committee is a current or former officer or employee of our company, and there were no interlocking relationships, as defined by the SEC, involving our executive officers, our directors, and other entities with which our directors or executive officers are associated.

EQUITY COMPENSATION PLAN INFORMATION
The following table provides information about shares that may be issued under the Hawkins, Inc. 2010 Omnibus Incentive Plan (the “2010 Plan”) as of April 3, 2016. We do not have any other equity compensation plans required to be included in this table.

Plan Category	Number of Securities to Be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights ($)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in the first column)
Equity compensation plans approved by security holders(a)	—	—	1,011,363	(b)

(a)
The 2010 Plan allows awards in the form of restricted or unrestricted stock, incentive or non-statutory stock options, stock appreciation rights, performance-based restricted stock units or other stock-based awards.

(b)
Includes securities available for future issuance under the 2010 Plan. There is no limit on the portion of the shares of common stock available for distribution under this plan that may be awarded in the form of restricted or unrestricted stock. Also includes 152,737 shares available for issuance under the Employee Stock Purchase Plan. Does not include 28,853 shares of restricted stock that were issuable upon vesting of outstanding performance-based restricted stock unit awards as of April 3, 2016.

SECURITY OWNERSHIP OF MANAGEMENT AND BENEFICIAL OWNERSHIP
The following table contains information as of June 13, 2016 (except as otherwise noted below) concerning the beneficial ownership of our common stock by all directors, the named executive officers, all directors and executive officers as a group and shareholders known by us to beneficially own more than 5% of our common stock. Unless otherwise noted, the address for each shareholder listed below is our principal executive offices.

Name of Beneficial Owner	Number of Shares Beneficially Owned (a)		Percent of Shares
Royce & Associates, LLC	1,161,378	(b)	11.0%
BlackRock, Inc.	993,068	(c)	9.4%
Trustees, Hawkins, Inc. Employee Stock Ownership Plan and Trust	797,977	(d)	7.6%
T. Rowe Price Associates, Inc.	740,472	(e)	7.0%
James A. Faulconbridge	10,094	(f)	*
Patrick H. Hawkins	71,123	(g)	*
Duane M. Jergenson	30,115	(h)	*
John S. McKeon	39,424	(h)	*
Mary J. Schumacher	2,848	(h)	*
Daryl I. Skaar	11,156	(h)	*
Daniel J. Stauber	175		*
James T. Thompson	9,988	(h)	*
Jeffrey L. Wright	8,988	(h)	*
Richard G. Erstad	14,976	(i)	*
Olivier A. Guiot	—		*
Thomas J. Keller	53,842	(j)	*
Kathleen P. Pepski	31,271	(k)	*
John R. Sevenich	36,785	(l)	*
All directors and officers as a group (14 persons)	371,874	(m)	3.5%

*    Less than one percent.

(a)	Unless otherwise noted, all shares shown are held by shareholders possessing sole voting and investment power with respect to such shares.

(b)	Based on a Schedule 13G filed by Royce & Associates, LLC with the SEC on January 13, 2016. The address for Royce & Associates is 745 Fifth Avenue, New York, NY 10151.

(c)	Based on a Schedule 13G filed by BlackRock, Inc. with the SEC on January 26, 2016. The address for BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

(d)
The Trustee of the Hawkins, Inc. Employee Stock Ownership Plan and Trust is BMO Harris Bank, N.A. The ESOP allows plan participants to direct voting of shares allocated to their plan accounts and all shares held by the ESOP are allocated to plan participant accounts. Under the applicable trust agreement, the Trustee is to vote shares with respect to which no voting instructions are received from plan participants in proportion to the shares voted by plan participants who do submit voting instructions. As a result, the Trustee may theoretically be deemed to share, at least temporarily, voting power for all shares of the ESOP. The Trustee also has limited dispositive power with respect to all shares of the ESOP, reflecting a requirement that the assets of the ESOP must primarily consist of shares of Hawkins’ stock. The Trustee, which together with its parent, Bank of Montreal, filed a Schedule 13G with the SEC on February 16, 2016 with respect to these ESOP shares, disclaims beneficial ownership of the shares attributed to it in its capacity as Trustee of the ESOP.

(e)	Based on a Schedule 13G filed by T. Rowe Price Associates, Inc. with the SEC on February 10, 2016. The address for T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, MD 21202.

(f)
Includes 7,091 shares that Mr. Faulconbridge holds jointly with his wife as to which he shares voting and investment power and 972 shares of restricted stock, which shares vest and the related restrictions expire on July 30, 2016.

(g)
Includes 12,723 shares representing the beneficial interest of Mr. Hawkins as of June 3, 2016 in our ESOP, 10,691 shares of restricted stock, which shares vest and the related restrictions expire on March 29, 2017, and 8,359 shares of restricted stock, which shares vest and the related restrictions expire on April 3, 2018. Does not include outstanding Performance-Based Restricted Stock Unit Awards.

(h)	Includes 972 shares of restricted stock, which shares vest and the related restrictions expire on July 30, 2016.

(i)
Includes 911 shares representing the beneficial interest of Mr. Erstad as of June 3, 2016 in our ESOP, 4,924 shares of restricted stock, which shares vest and the related restrictions expire on March 29, 2017, and 3,801 shares of restricted stock, which shares vest and the related restrictions expire on April 3, 2018. Does not include outstanding Performance-Based Restricted Stock Unit Awards.

(j)
Includes 7,791 shares that Mr. Keller holds jointly with his wife as to which he shares voting and investment power, 35,876 shares representing the beneficial interest of Mr. Keller as of June 3, 2016 in our ESOP, 4,598 shares of restricted stock, which shares vest and the related restrictions expire on March 29, 2017, and 3,572 shares of restricted stock, which shares vest and the related restrictions expire on April 3, 2018. Does not include outstanding Performance-Based Restricted Stock Unit Awards.

(k)
Includes 911 shares representing the beneficial interest of Ms. Pepski as of June 3, 2016 in our ESOP, 5,499 shares of restricted stock, which shares vest and the related restrictions expire on March 29, 2017, and 4,286 shares of restricted stock, which shares vest and the related restrictions expire on April 3, 2018. Does not include outstanding Performance-Based Restricted Stock Unit Awards.

(l)
Includes 20,771 shares representing the beneficial interest of Mr. Sevenich as of June 3, 2016 in our ESOP, 4,828 shares of restricted stock, which shares vest and the related restrictions expire on March 29, 2017, and 3,672 shares of restricted stock, which shares vest and the related restrictions expire on April 3, 2018. Does not include outstanding Performance-Based Restricted Stock Unit Awards.

(m)	Includes 105,662 shares representing the beneficial interest of the officers as of June 3, 2016 in our ESOP. Does not include outstanding Performance-Based Restricted Stock Unit Awards.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers, directors and persons who beneficially own more than ten percent of our common stock to file initial reports of ownership and reports of changes in ownership of our common stock with the SEC. Executive officers, directors and persons who beneficially own more than ten percent of our common stock are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to us, and written representations from our executive officers and directors, all Section 16(a) filing requirements applicable to our executive officers and directors have been satisfied other than (i) Patrick Hawkins with respect to one report on Form 5 relating to a gift of stock in January 2015 and (ii) Richard Erstad and Thomas Keller with respect to one report on Form 5 both relating to a gift of stock in November 2015.
RELATED PARTY TRANSACTIONS
We employ Angela Wagamon, sister of Patrick H. Hawkins, our Chief Executive Officer, and Todd Hawkins, cousin of Patrick H. Hawkins; and Michael Clemens and John Clemens, the brothers of Theresa R. Moran, our Vice President - Quality and Support. Including retirement plan contributions and bonuses, each such employee earned in excess of $120,000 in fiscal 2016.
Stauber leases its corporate office building and warehouse in Fullerton, CA from an entity that is partially owned by Dan Stauber, one of our Board members. The amount of rent expense paid in fiscal 2016 totaled $472,000, of which approximately $55,000 was attributable to Mr. Stauber. In addition, Mr. Stauber has a minority ownership interest in Laird Superfoods, a customer of Stauber. Our sales to Laird Superfoods in fiscal 2016 totaled approximately $85,000. These transactions were reviewed and ratified by the Audit Committee.
The Audit Committee Charter provides that the Audit Committee is responsible for approving all related party transactions. The Audit Committee reviews and ratifies all transactions involving our company and any director, nominee for director, executive officer, other employee or family member thereof on a quarterly basis. It is our intention that these transactions will be on terms no less favorable to us than we could obtain from unaffiliated third parties.
PROPOSAL TWO — ADVISORY VOTE ON EXECUTIVE OFFICER COMPENSATION
The company seeks a non-binding advisory vote from its shareholders to approve the compensation of our executive officers as described in this proxy statement under “Executive Compensation” and “Compensation Discussion and Analysis.”
This proposal gives our shareholders the opportunity to express their views on our executive officer compensation. Because your vote is advisory, it will not be binding upon the Board of Directors. However, the Compensation Committee will take into account the outcome of the vote when making future executive officer compensation decisions.
Our executive compensation program has been designed to attract and retain executives who will lead our company to achieve long-term success and growth in shareholder value. Consistent with that goal, our executive compensation is based on company, business unit and individual performance and the alignment of the interests of our executive officers with those of our shareholders and is used to encourage our executive officers to stay with the company. Our executive compensation program currently includes a mix of compensation elements that rewards current results as well as motivates long-term performance through an appropriate balance of base pay and performance-based variable compensation. To incent appropriate performance, our performance-based variable compensation consists of a short-term variable pay component that rewards executives for both current business results as well as personal performance, and a long-term incentive plan that motivates long-term performance and aligns business results with the interests of our shareholders.
We are presenting this proposal, which gives you as a shareholder the opportunity to approve our executive officer compensation as disclosed in this proxy statement by voting for or against the following resolution:

RESOLVED, that the shareholders approve the compensation of the company’s executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related disclosure contained in the company’s 2015 proxy statement.
THE BOARD OF DIRECTORS BELIEVES THAT THE COMPENSATION OF OUR EXECUTIVE OFFICERS IS APPROPRIATE AND RECOMMENDS A VOTE “FOR” THIS PROPOSAL TWO.

OTHER MATTERS
Our management does not know of any other business that will be presented for consideration at the Annual Meeting. If, however, any other business does properly come before the Annual Meeting, proxies will be voted in accordance with the judgment of the person or persons acting under them as to what is in the best interests of our company.
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
KPMG LLP, an independent registered public accounting firm, was retained by the Audit Committee for fiscal 2016 and has been retained by the Audit Committee as our auditor for fiscal 2017.
Representatives of KPMG LLP are expected to attend the Annual Meeting and will have the opportunity to make a statement if they desire to do so. They are expected to be available to respond to appropriate questions.
PROPOSALS BY SHAREHOLDERS
In order for a shareholder proposal to be considered for inclusion in our proxy statement for next year’s annual meeting of shareholders, the written proposal must be received by us at our principal executive offices no later than March 3, 2017. Any such proposals also must comply with all applicable requirements of Minnesota law and the rules and regulations of the SEC regarding shareholder proposals. In order for any other shareholder proposal to be properly brought before next year’s annual meeting of shareholders, we must receive a written notice at our principal executive offices no later than May 6, 2017, in conformance with our By-Laws. The persons named as proxies by us for that meeting will have discretionary authority to vote on any shareholder proposal for which such notice is not properly received by us and as otherwise permitted pursuant to the SEC’s rules and regulations regarding the voting of proxies. Any director nominations made by shareholders also must comply with the relevant provisions set forth in Article II of our By-Laws, as described under the Nominating Process section above. A copy of our By-Laws has been filed with the SEC and is available on the SEC’s website (www.sec.gov) or may be obtained by sending a written request to our Secretary at our principal executive offices.
FORM 10-K
Our Annual Report on Form 10-K for fiscal 2016, including financial statements, is being mailed with this Proxy Statement. Shareholders who wish to obtain an additional copy of our Annual Report on Form 10-K for fiscal 2016 may do so without charge by writing to: Hawkins, Inc., 2381 Rosegate, Roseville, Minnesota 55113, Attention: Secretary. Our Annual Report on Form 10-K, as well as other company reports, are also available on the SEC’s website (www.sec.gov).

HAWKINS, INC.

ANNUAL MEETING OF SHAREHOLDERS

Thursday, August 4, 2016

3:00 p.m., Central Time

Midland Hills Country Club

2001 Fulham St.

Roseville, Minnesota

HAWKINS, INC.
2381 Rosegate
Roseville, MN 55113

proxy

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be Held on August 4, 2016.
The Proxy Statement and Annual Report on Form 10-K are available at:
www.ezodproxy.com/hawkinsinc/2016

The following proxy materials and information are available for your review at www.ezodproxy.com/hawkinsinc/2016

- the Company's Notice of Annual Meeting and Proxy Statement;
- the Company's Annual Report on Form 10-K for the fiscal year ended April 3, 2016;
- the form of Proxy Card;
- the Letter to Shareholders; and
- directions to the Annual Meeting.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR USE AT THE ANNUAL MEETING OF SHAREHOLDERS ON AUGUST 4, 2016.

The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify on the reverse side.

IF NO CHOICE IS SPECIFIED, THE PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN ITEM 1 AND FOR ITEM 2.

By signing the proxy, you revoke all prior proxies and appoint Patrick H. Hawkins, Kathleen P. Pepski and Richard G. Erstad, and each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters that may come before the Annual Meeting and all adjournments.

See reverse for voting Instructions.

Shareowner Services℠
P.O. Box 64945
St. Paul, MN 55164-0945

Vote by internet, Telephone or Mail
24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET – www.proxypush.com/hwkn
Use the internet to vote your proxy until 11:59 p.m., Central time on August 3, 2016.

PHONE – 1-866-883-3382
Use a touch-tone telephone to vote your proxy until 11:59 p.m., Central time on August 3, 2016.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Voting Instruction Card.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW, SIMPLY SIGN , DATE, AND RETURN THIS PROXY CARD.

Please detach here

The Board of Directors Recommends a Vote FOR the nominees listed in Item 1.

1. Election of Directors:

01 John S. McKeon	04 Duane M. Jergenson	07 Daniel J. Stauber
02 Patrick H. Hawkins	05 Mary J. Schumacher	08 James T. Thompson
03 James A. Faulconbridge	06 Daryl I. Skaar	09 Jeffrey L. Wright

☐ Vote FOR all nominees (except as marked) ☐ Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

The Board of Directors Recommends a Vote FOR Item 2.

2. Non-binding advisory vote on executive compensation ("say-on-pay") ☐ For ☐ Against ☐ Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS.

Address change? Mark box ☐ Indicate changes below

Date ______________________________

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.